EXHIBIT 99.3


                        MEMORANDUM OF UNDERSTANDING



This Memorandum of Understanding ("MOU") is entered into as of August 8, 2000 (the "Effective Date"), by and between Phone.com, Inc., a Delaware corporation with its principal place of business at 800 Chesapeake Drive, Redwood City, California 94063, U.S.A. ("Phone.com") and Software.com, Inc., a Delaware corporation, with its principal place of business at 525 Anacapa Street, Santa Barbara, California 93101 ("Software.com").

1. Each party desires to license, distribute, resell, sublicense, use and test all products which are commercially generally available of the other party (the "Transactions").

2. The parties desire to enter into a definitive Reseller License and Services Agreement ("Definitive Agreement") to document the Transactions and the parties rights and obligations with respect thereto. Except for Paragraphs 3 through 9 below, this MOU is not binding on the parties and neither party shall be bound by any written or oral representations or negotiations between them, directly or indirectly; it being intended that only by entering into the Definitive Agreement shall the parties be bound.

3. The parties agree to use good faith efforts to enter into a Definitive Agreement within ten (10) days from the Effective Date of this MOU.

4. Any expenses incurred by either party in connection with the preparation and/or execution of this MOU and/or the Definitive Agreement, or in connection with the performance of any activities described hereunder, shall be borne by each party, respectively.

5. Any and all confidential information exchanged between the parties hereunder shall be subject to the same terms and conditions contained in the Confidentiality Agreement, dated as of June 2000, between the parties.

6. This MOU shall be construed and governed in accordance with the laws of the State of California without regard to conflict of laws rules.

7. This MOU will cease and terminate upon the occurrence of the earliest of the following:

         (a) the parties enter into the Definitive Agreement; or
         (b) the passage of thirty (30) days from the Effective Date of this MOU.

8. The parties agree to issue a mutually agreeable press release regarding their intent to enter into the Transactions.

9. This MOU constitutes the entire agreement of the parties with respect to the subject matter hereof. No modification of this MOU will be binding on the parties unless it is in writing and signed by authorized representatives of both parties. Nothing herein contained shall be construed to create a joint venture, agency or partnership, or to authorize any party to act as an agent or representative for the other party. Neither party may assign this MOU, or its limited rights or obligations hereunder, to any third party without the prior written consent of the other party.


     PHONE.COM, INC.                              SOFTWARE.COM, INC.

By: /s/ Alain Rossmann                       By:  /s/ Valdur Koha
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Print Name: Alain Rossmann                   Print Name:  Valdur Koha
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Title: Chairman of the Board                 Title:  President
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Date:  August 8, 2000                        Date:   August 8, 2000
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